Exhibit 99.1

Charmed Homes Inc.
60 Mount Kidd Point S.E
Calgary, Alberta
T2Z3C5
Ph # (403) 612-9878

November 12, 2008

IntelaSight, Inc.
1201 S. Alma School Rd.
Suite 4450
Mesa, AZ 85210
Attn: David Ly, CEO / Stephen Boatwright
Ph # (480) 307-8700

Re: Letter of Intent

Gentlemen:

     This letter, when countersigned by IntelaSight, Inc. dba Iveda Solutions (“IS”), will confirm our tentative agreement for the merger of IS with and into a wholly owned subsidiary of Charmed Homes, Inc., a Nevada corporation (“CHDH”) upon the terms, and, subject to the conditions, described below (the “Transaction”). Except for items number 3,4, 5,6, 7, and 8 below, however, this letter represents only our current good-faith intention to negotiate and enter into a definitive merger agreement, subject to a due diligence review by both parties of the other’s business and to negotiation of such definitive merger agreement in form acceptable to both parties (the “Agreement”). It is not, and is not intended to be a binding agreement between us (except as to those specified items), and neither of us shall have any liability to the other if we fail to execute the Agreement for any reason. Statements below as to what we, or you, will do, or agree to do, are expressed for convenience only, and are understood in all instances (except for the items enumerated above) to be subject to our mutual continued willingness to proceed with any transaction as our negotiations take place.

     1.       Transactions.

          (a)     First Transaction: Ian Quinn and Kevin Liggins (“Insiders”) own 5,000,000 shares of the 6,690,000 shares outstanding in CHDH. All of the other shares consist of 1,690,000 free trading shares owned by approximately 50 shareholders. Insiders shall sell all of their 5,000,000 restricted shares (“Restricted Shares”') to “IS” for $200,000 in cash payable as follows: $50,000 which has been paid as of the execution of this Letter of Intent; $50,000 on or before March 31, 2009; $50,000 on or before June 30, 2009; and $50,000 on or before September 30, 2009 (collectively, “Purchase Price”). CHDH shall have no preferred stock or derivative securities outstanding as of the close of this Agreement but any and all options. warrants, and other rights to acquire equity in CHDH shall be cancelled.

        (b)     Second transaction: As a condition precedent to the closing of the Agreement, CHDH will effect a 2 for 1reverse split of its common stock, decreasing the total number of shares issued and outstanding to 3,345,000 shares.

        (c)     Third transaction: IS will merge with and into CHDH (or a subsidiary) in exchange for the issuance by CHDH of approximately 10,000,000 shares of restricted common stock to the shareholders of IS (the “Closing”). This will bring the total number of shares issued and outstanding to 13,345,000.

     2.     Definitive Agreement. We mutually agree to proceed in good faith toward negotiation and execution of the Agreement on or before November 30, 2008. The Agreement shall be subject to approval by the Boards of Directors of IS, and CHDH, with such approvals anticipated to be given on or before November 30, 2008.

     3.     Conditions. This letter of intent is and, to the extent applicable, the Agreement will be, subject to the following conditions:

        (a)      The parties’ obligation to complete the Transaction and related merger shall be contingent upon those conditions that are usual and customary, including without limitation (i) that every party shall obtain such due corporate and shareholder authorization as may be required to enter into a definitive agreement and consummate the merger, (ii) that CHDH change its name from “Charmed Homes, Inc.” to “Iveda Corporation” and apply for a new trading symbol, (iii) that every party shall obtain approval of the merger by such federal, state, local and foreign regulatory agencies or legal authorities having jurisdiction over each of them or the merger as may be required or desirable, (iv) that a due diligence examination be conducted; (v) that the results of such due diligence examination be acceptable to the parties in their sole respective discretions; (vi) that CHDH has obtained all necessary third party consents; (vii) that standard representations and warranties be mutually agreed upon; and that (viii) CHDH will adopt a stock option plan with sufficient options authorized and warrants to not only convert all IS, options and warrants outstanding as of the Closing, but also permit additional future issuances to employees and consultants of an additional ten (10%) percent of the total outstanding shares of capital stock and derivative securities; (ix) that CHDH will authorize warrants to purchase common stock with substantially similar terms and conditions of the IS warrants presently outstanding; (x) that CHDH will have no assets and no liabilities, or contingent liabilities (xi) that a Stock Pledge Agreement between IS and Insiders has been executed whereby all of the Restricted Shares shall be pledged until payment of the Purchase Price and (x) that the Report on Form 8-K flied upon the Closing shall contain all of the information required to be included in a Registration Statement on Form 10 under the Securities Exchange Act of 1934. In the event any of the foregoing conditions are not satisfied prior to the anticipated closing date, the parties shall have the right, in their sole discretion, to either waive such condition and close the Merger or terminate the definitive agreement and thereafter, neither of the parties will be obligated to continue further to bring its consummation.

        (b)     Absence of any material adverse changes in the businesses or properties of IS or CHDH.

        (c)     Closing shall have occurred on or before December 31, 2008, unless mutually extended by the parties.

        (d)     Appropriate confirmations as to compliance with representations, warranties and covenants, and options of counsel, at the Closing of the Transactions as is customary in similar agreements; and

        (e)     All existing officers and directors of CHDH shall resign and IS shall appoint new officers and directors for CHDH.

     4.     Covenants. Pending execution of the Agreement (or termination of this letter of intent, as herein provided), CHDH and IS each agree that it will:

        (a)     Conduct its business only in the ordinary course, and not engage in any extraordinary transactions without the other’s prior written consent.

        (b)     Not dispose of any of its assets, except in the ordinary course of business.

        (c)     Not materially increase the annual level of compensation of any employee, officer, director or consultant, and not grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formula or otherwise.

        (d)     Not increase, terminate, amend or otherwise modify any plan for the benefit of employees.

        (e)     Not pay any dividends, redeem any securities, or otherwise cause its assets to be distributed to any of its stockholders except by way of compensation to employees who are also stockholders within the limitations set forth above.

        (f)     Not borrow any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with historical practices.

        (g)     Not issue any equity securities or rights, other than pursuant to agreements or obligations existing as of the date hereof.

        (h)     Not enter into discussions with any other party to sell all or substantially all of its assets to such party, or to merge or combine with such party.

     5.     Deposit. Upon election of this Letter of Intent, IS has already deposited with Securities Transfer Corporation, the Escrow Agent (“STC”), the sum of $50,000 as an advance on the purchase price of the stock owned by Ian Quinn and Kevin Liggins in CHDH. STC will hold such funds and release them to Ian Quinn and Kevin Liggins at the closing or an December 15, 2008, whether or not the Closing has occurred for any reason other than default by Ian Quinn, Kevin Liggins, or CHDH of any of their obligations in the Agreement.

     6.     Expenses. Each party to this letter of intent shall bear its own expenses, except as specifically provided to the contrary above.

     7.     Press Releases and Disclosure. Each party agrees that it will not issue any press release or other disclosure of this letter of intent or of the Transactions without the prior approval of the other, which shall not be unreasonably withheld, unless, in the good faith opinion of counsel. such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

     8.     Termination. This letter of intent may be terminated:

       (a)     By mutual consent of CHDH and IS; or

       (b)     By any party if the Agreement has not been executed, approved by the Boards of CHDH, and IS and closed by December 31, 2008.

     In the event of such termination, all provisions hereof shall terminate except as provided in the initial paragraph-preceding item 1 above, and except that if a party is in breach of its obligations hereunder, such termination shall not relieve such party of liability for such breach.

[Signature Page Follows]

Confirmed and Agreed:

INTELASIGHT, INC. DBA IVEDA SOLUTIONS

By:     DAVID LY
          Its: DHL

CHARMED HOMES, INC.

By:     IAN QUINN
          Its: President

INSIDERS:

IAN QUINN
Ian Quinn

KEVIN LIGGINS
Kevin Liggins

Date:   November 13, 2008